As filed with the Office of the Securities and Exchange Commission on August 23, 2002

                                                       Registration No. 33-26248
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
             ------------------------------------------------------
                            POST-EFFECTIVE AMENDMENT
                                    NO. 2 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            FIRST UNITED CORPORATION
                            ------------------------
               (Exact name of Registrant as specified in charter)

          Maryland                                     52-1380770
          --------                                     ----------
(State or other jurisdiction of          (I.R.S. Employer Identification Number)
Incorporation or organization)

         19 South Second Street, Oakland, Maryland 21550 (888) 692-2654
         --------------------------------------------------------------
   (Address, Including Zip Code and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                William B. Grant
                Chairman of the Board and Chief Executive Officer
                            First United Corporation
                 19 South Second Street, Oakland, Maryland 21550
                                 (888) 692-2654
 ------------------------------------------------------------------------------
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                                   Copies to:
                           Abba David Poliakoff, Esq.
                             Andrew D. Bulgin, Esq.
             Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC
                             233 East Redwood Street
                            Baltimore, Maryland 21202
                                 (410) 576-4000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |_|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| __________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                EXPLANATORY NOTE
                                ----------------

This Registration Statement (File No. 33-26248) as originally filed related to the offering of 250,000 shares of Common Stock issuable under the First United Corporation Dividend Reinvestment and Stock Purchase Plan. This Post-Effective Amendment No. 2 is being filed for the purpose of updating information contained in the Dividend Reinvestment and Stock Purchase Plan. The registration fees in respect of the Common Stock registered under File No. 33-26248 were paid at the time of the original filing of the Registration Statement on Form S-3.

Prospectus

                            First United Corporation
                  Dividend Reinvestment and Stock Purchase Plan

                         194,431 Shares of Common Stock

     This Prospectus relates to 194,431 shares of our Common Stock, par value $.01 per share, to be issued under the First United Corporation Dividend Reinvestment and Stock Purchase Plan. Complete details of the Plan are discussed in this Prospectus in an easy to understand question and answer format.

     The Plan provides stockholders with an opportunity to automatically reinvest their cash dividends in shares of Common Stock. The Plan also provides participating stockholders, referred to as "Participants", with a convenient and economical way to voluntarily purchase additional shares of Common Stock through optional cash payments of not less than $50 per payment nor more than $10,000 per calendar quarter.

     Shares of Common Stock purchased by Participants may, at our option, be newly issued shares, shares purchased in the open market, or shares purchased in negotiated transactions. Newly issued shares of Common Stock are purchased from us at the average of the highest asked and lowest bid prices of Common Stock quoted on The Nasdaq Stock Market for the three trading days immediately preceding the date of purchase. The price of shares of Common Stock purchased in the open market or in negotiated transactions is the weighted average price at which the shares are actually purchased. Our Common Stock is currently quoted and traded on The Nasdaq Stock Market under the symbol "FUNC". On August 21, 2002, the average of the highest asked price and the lowest bid price of Common Stock was $17.05 per share, and the closing price was $16.93 per share.

     Investment in Common Stock through or held pursuant to the Plan has the same market risks as any other investment in Common Stock. See the risk factors listed in Part I, Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2001. PLEASE READ THIS PROSPECTUS AND THE RISK FACTORS CAREFULLY BEFORE INVESTING AND RETAIN THIS PROSPECTUS FOR YOUR FUTURE REFERENCE.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SECURITIES OFFERED HEREBY ARE NOT DEPOSIT OR SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF FIRST UNITED CORPORATION, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OR INSTRUMENTALITY.

                 The date of this Prospectus is August 23, 2002

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

                              AVAILABLE INFORMATION

     We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which means that we are required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). These Commission filings are available to the public over the Internet at its Website at http://www.sec.gov. You may also read and copy any document we file with the Commission at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 800-SEC-0330.

     We have filed a registration statement on Form S-3 (File No. 33-26248), as amended (the "Registration Statement"), with the Commission registering under the Securities Act of 1933, as amended (the "Securities Act"), the shares of Common Stock offered pursuant to the Plan. This Prospectus is part of the Registration Statement. As allowed by the Commission's rules, this Prospectus does not contain all of the information that you can find in the Registration Statement or the exhibits to the Registration Statement. The Commission allows us to "incorporate by reference" into this Prospectus the information we have filed with the Commission. The information incorporated by reference is an important part of this Prospectus, and the information that we file subsequently with the Commission will automatically update this Prospectus. Statements contained in this Prospectus concerning that information are necessarily summaries of that information, and each statement is qualified in its entirety by reference to the applicable source of that information filed with the Commission. The historical and future information that is incorporated by reference in this Prospectus is considered to be part of this Prospectus and can be obtained at the locations described above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents that we have filed with the Commission are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 2001 filed on March 22, 2002; (ii) Quarterly Report on Form 10-Q for the three-month period ended June 30, 2002 filed on August 14, 2002;
(iii) Quarterly Report on Form 10-Q for the three-month period ended March 31, 2002 filed on May 10, 2002; and (iv) Current Report on Form 8-K filed on April 23, 2002.

     All documents that we file with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Prospectus and prior to termination of this offering shall be deemed to be incorporated by reference in, and deemed a part of, this Prospectus from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Any  person  to whom a copy of this  Prospectus  is  delivered  may  obtain without charge, upon written or oral request, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to such information unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Requests for such information should be directed to Office of the Secretary, First United Corporation, 19 South Second Street, Oakland, Maryland 21550, telephone number 888-692-2654.

                            FIRST UNITED CORPORATION

     First United Corporation is a Maryland corporation and financial holding company registered under the Bank Holding Company Act of 1956, as amended. Our principal subsidiary is First United Bank & Trust (the "Bank"), which is a Maryland-chartered bank that was chartered in 1900. Through 22 banking offices and 30 automated teller machines, the Bank provides a complete range of retail and commercial banking services to a customer base in Garrett, Allegany, Washington and Frederick Counties in Maryland, in Mineral, Hampshire, Berkeley and Hardy Counties in West Virginia and to residents in surrounding regions of Pennsylvania and West Virginia. The customer base in the aforementioned geographical areas consists of individuals, businesses and various governmental units. The services provided by the Bank include checking, savings, NOW and Money Market deposit accounts, business loans, personal loans, mortgage loans, lines of credit and consumer-oriented financial services including IRA and KEOGH accounts. In addition, the Bank provides a full range of brokerage services through a networking arrangement with PrimeVest Financial Services, Inc., a full service broker-dealer, and a full line of insurance products through Gonder Insurance Agency, Inc., which is a subsidiary of the Bank. The Bank also provides safe deposit and night depository facilities and a complete line of trust services.

     Additionally, Oakfirst Life Insurance Corporation, an Arizona reinsurance company, OakFirst Loan Center, Inc., a West Virginia finance company, OakFirst Loan Center, LLC, a Maryland finance company, and First United Capital Trust, a Delaware statutory business trust (the "Capital Trust"), are wholly-owned subsidiaries of First United Corporation. See "Description of Securities--First United Capital Trust Preferred Securities" for more information about the Capital Trust.

     The Bank has three wholly-owned subsidiaries: First United Auto Finance, LLC, a Maryland indirect automobile leasing company that no longer actively markets its business; Gonder Insurance Agency, Inc., a full service Maryland insurance producer; and First United Capital Investments, Inc., a Delaware corporation that owns First United Investment Trust, a Maryland real estate investment trust.

     Our principal executive offices are located at 19 South Second Street, Oakland, Maryland 21550, telephone number 888-692-2654.

                             DESCRIPTION OF THE PLAN

     The following is a question and answer statement of the provisions of the Plan. The Plan was authorized by our board of directors and has been in effect since January 9, 1989. The Plan will continue until terminated by us.

Purpose

1.  What is the purpose of the Plan?

     The purpose of the Plan is to provide holders of our Common Stock with a convenient method of investing some or all of their cash dividends in shares of Common Stock and of making optional cash investments in additional shares of Common Stock. The Plan permits us, at our election, to use shares purchased in the open market or in negotiated transactions or to use our authorized and unissued shares to satisfy the Plan's requirements. The Plan originally reserved 250,000 shares of Common Stock to be made available for dividend reinvestment. There are currently 194,431 shares of Common Stock remaining for issuance under the Plan.

Advantages

2.  What are the advantages of the Plan?

     Participants may have some or all of the cash dividends paid on their shares of Common Stock automatically reinvested in additional shares of Common Stock. Participants also may make optional cash investments (of a minimum of $50 per payment and up to a maximum of $10,000 per quarter) at any time, whether or not they elect to reinvest dividends. Full investment of funds is possible under the Plan, whether or not there is a sufficient amount to buy a whole share, because the Plan permits fractions of shares, as well as full shares, to be credited to Participants' accounts. In addition, dividends in respect of such fractions, as well as full shares, will be credited to Participants' accounts. Participants avoid safekeeping requirements and record keeping costs for shares credited to their accounts through the free custodial service and reporting provisions of the Plan. Statements of account will be furnished to Participants on a quarterly basis to provide simplified record keeping.

Administration

3.  Who administers the Plan?

     Mellon Bank, N.A. (the "Agent") administers the Plan. Certain of the administrative support services are provided to the Agent by Mellon Investor Services, a registered transfer agent, P.O. Box 3338, South Hackensack, NJ 07606-1938. The Agent keeps records, sends statements of account to Participants and performs other duties relating to the Plan.

     In administering the Plan, the Agent will not be liable for any act done or any omission to act in good faith, including, without limitation, any claims of liability: (a) arising out of a failure to terminate a Participant's account upon the Participant's death prior to receipt of notice in writing of such death; (b) with respect to the prices at which shares of our Common Stock are purchased or sold, regarding the times when or the manner in which such purchases or sales are made, the decision whether to purchase such shares of Common Stock on the open market, in negotiated transactions, or from us, or fluctuations in the market value of the Common Stock; and (c) regarding any matters relating to the operation or management of the Plan. The Agent may not create a lien on any funds, securities or other property held under the Plan.

     Neither we nor the Agent can assure that a Participant will realize any profit in connection with shares of Common Stock purchased pursuant to the Plan or protect the Participant against a loss in connection with the shares purchased for the Participant under the Plan in accordance with the Participant's instructions as indicated on the Authorization Form. It is up to each Participant to make a decision regarding the sale of any shares owned by the Participant, including shares credited to the Participant's Plan account.

Participation

4.  Who is eligible to participate in the Plan?

     All holders of record of shares of Common Stock are eligible to participate in the Plan. To be eligible to participate in the Plan, beneficial owners of shares of Common Stock whose shares are registered in names other than their own (for instance, in the name of a broker) must become stockholders of record by having such shares transferred into their own names or make arrangements with their broker, bank or other nominee to participate on their behalf.

     A stockholder will not be eligible to participate in the Plan if he or she resides in a jurisdiction in which it is unlawful for us to permit participation. A stockholder's right to participate in the Plan is not transferable apart from a transfer of his or her shares of Common Stock to another person.

5.  How does a stockholder participate?

     A stockholder may join the Plan at any time by completing the Authorization Form and delivering it to the Agent. A stockholder may also enroll through the Internet by visiting Investor ServiceDirect (R) at www.melloninvestor.com and following the on-line instructions. A stockholder who does not wish to participate in the Plan will continue to receive dividends, as declared, by check without any further action on the part of the Participant.

6.  When will participation begin?

     Cash dividends, when declared, are generally paid on the first business day of February, May, August, and November to stockholders of record on the applicable record date. If the Authorization Form returned by a stockholder entitled to a dividend is received by the Agent at least 21 days prior to the date a dividend is paid, the Plan will go into effect for that stockholder with that dividend payment (and will apply to subsequent dividends). If the Authorization Form is received less than 21 days prior to the dividend payment date, then any dividend payable on that date will be paid in cash and the stockholder's participation in the Plan will begin with the next dividend payment date. See Question No. 8 for information concerning the making of optional cash investments and Question No. 10 for information regarding the timing of optional cash investments.

     The Plan does not represent a change in our dividend policy, nor does it represent a guarantee of future dividends, which are subject to the discretion of the board of directors. The declaration of future dividends will depend upon a number of factors, including our future earnings, our capital requirements, regulatory constraints, and our financial condition as well as that of the Bank.

7.  What does the Authorization Form provide?

     The Authorization Form allows each stockholder to decide the extent to which he or she will participate in the Plan. In addition, the stockholder, by checking the appropriate box on the Authorization Form, may make optional cash investments.

     The Agent will use cash dividends, plus any optional cash investments received from a Participant, to purchase additional shares of Common Stock. Cash dividends on shares of Common Stock credited to a Participant's account under the Plan are always automatically reinvested regardless of which investment option is selected.

Optional Cash Investments

8.  Who is eligible to make optional cash investments?

     Participants who have submitted a signed Authorization Form, or who have enrolled through Investor ServiceDirect (R), whether or not they have authorized the reinvestment of dividends, are eligible to make optional cash investments. The Agent will apply any optional cash investments received from Participants to the purchase of shares of Common Stock for the account of such Participants.

     If a Participant chooses to participate by optional cash investments only, we will pay cash dividends on shares registered in the Participant's name in the usual manner and the Agent will apply any optional cash investments received from the Participant to the purchase of additional shares of Common Stock for the Participant's account under the Plan. Dividends paid on shares of Common Stock credited to the account of the Participant under the Plan will be automatically reinvested in additional shares of Common Stock.

     An initial optional cash investment may be made by a Participant when enrolling in the Plan by enclosing a check with the Authorization Form. Checks should be made payable to Mellon Bank, N.A. and returned along with the Authorization Form. Thereafter, optional cash investments may be made prior to each dividend payment date through the use of the cash investment form attached to each statement of account sent to Participants by the Agent. Optional cash investments may not be made through Investor ServiceDirect (R).

9.  What are the limitations on making optional cash investments?

     The option to make cash investments is available to each Participant at any time; however, optional cash investments by a Participant cannot be less than $50 per investment nor exceed a total of $10,000 per calendar quarter per Participant. The same amount need not be sent each quarter and there is no obligation to make an optional cash investment in every quarter.

10. When will the Agent invest optional cash investments?

     Optional cash investments received before a dividend payment date will be held by the Agent and combined with funds received from that dividend for purchase of Common Stock under the Plan. Any optional cash investment received after the dividend payment date will be returned to the Participant. Participants are urged to mail optional investment checks at least 5 days prior to the dividend payment date so that they reach the Agent prior to the dividend payment date, but in no event earlier than 30 days prior to the dividend payment date. Neither we nor the Agent can control the delivery of mail, and, therefore, neither we nor the Agent will be responsible if an optional cash investment is not made due to a delay in the delivery of a Participant's check. Any optional cash investments received more than 30 days prior to a dividend payment date will be returned to the Participant.

     No interest will be paid by the Agent on optional cash investments held by the Agent.

Purchases

11. How many shares of Common Stock will be purchased by Participants?

     The number of shares that will be purchased by each Participant depends on the amount of the Participant's dividend, including dividends on shares credited to the Participant's account under the Plan, the amount of any optional cash investments and the applicable purchase price of the shares of Common Stock (see Question No. 12). Each Participant's account will be credited with that number of shares, including fractional shares computed to four decimal places, equal to the total amount to be invested divided by the applicable purchase price.

     Shares of Common Stock purchased pursuant to the Plan will be registered in the name of the Participant, if the Participant is a holder of record. If a broker or other nominee is participating on behalf of a beneficial owner of shares, then the shares purchased will be registered in the broker's name or other nominee's name and credited to the respective Participant's account.

     We reserve the right to limit the maximum number of shares that we may sell to Participants for reinvestment of dividends under the Plan with respect to any dividend payment date to the number of shares that would have been sold if all dividends paid on that date were reinvested under the Plan. If, with respect to any dividend payment date, we exercise such right and as a result there are insufficient shares available after investment of Participants' dividends to permit investment of all optional cash investments received, shares available for optional cash investments will be allocated among all Participants making optional cash investments in proportion to the amounts of their optional cash investments. The Agent will refund any payments by Participants that are not invested due to this limitation.

12. When and at what price will shares of Common Stock be purchased under the Plan?

     Shares of Common Stock will be purchased with reinvested dividends and optional cash investments under the Plan at such times as the Agent may determine, as promptly as reasonably practicable after a dividend is paid, and in no event later than 21 days after such dividend payment date. No interest will be paid on funds held by the Agent under the Plan.

     We, in our sole discretion, will decide whether shares will be purchased in the open market, in privately negotiated transactions or from us. Generally, we anticipate that shares of Common Stock will be purchased through open market transactions.

     If the Agent buys shares in the open market or in privately negotiated transactions, it will not allocate any shares to Participants' accounts until it has acquired sufficient shares from us and/or others to cover the quarterly purchases for all Plan participants. In that case, the purchase price to Participants will be based on the weighted average of the prices paid for the shares acquired from us and/or others during the purchase period with respect to a particular dividend, which prices will include, if applicable, standard dealer mark-ups, brokerage commissions and/or other expenses charged by the brokers or dealers through whom the shares are purchased. Participants will, therefore, bear the cost of such fees and commissions.

     If newly issued shares of Common Stock are sold to Participants pursuant to the Plan, the purchase price of such shares will be the average of the highest asked and lowest bid prices of Common Stock quoted on The Nasdaq Stock Market for the three trading days immediately preceding the date of purchase.

     The Agent may in its discretion commingle the funds represented by dividends to be reinvested and Participants' optional cash investments for the purpose of forwarding purchase orders and may offset purchase and sale orders for the same investment date.

     The Agent will hold the shares purchased under the Plan in each Participant's name, or, if a broker or other nominee is participating on behalf of a beneficial owner, in the broker's name or other nominee's name, but the Agent will have no responsibility for the value of such shares after their purchase.

     Our Common Stock is thinly-traded. Thus, depending on the number of shares involved, purchases in the open market to satisfy the requirements of the Plan may have a significant effect on prevailing market prices, which could result in the payment of higher prices for shares than would be the case were the Plan not in effect. Additionally, because the prices at which shares are purchased under the Plan are determined as of specified dates or as of dates otherwise beyond the control of Participants, Participants may lose any advantage otherwise available from being able to select the timing of their investments. For example, because the price charged to Participants for shares purchased in the open market or in negotiated transactions is the weighted average price at which the shares are actually purchased over a period of up to 21 calendar days following an investment date, Participants may pay a higher price for shares purchased under the Plan than for shares purchased on the investment date outside of the Plan.

     Our Common Stock is currently quoted and traded on The Nasdaq Stock Market under the symbol "FUNC".

13. May a Participant purchase shares through the Plan but have dividends on those shares sent directly to him or her?

     No. The purpose of the Plan is to provide Participants with a convenient method of purchasing shares of Common Stock and having the dividends on those shares reinvested. Accordingly, dividends paid on shares held in the Plan will be automatically reinvested in additional shares of Common Stock.

Costs

14. Are any fees or expenses charged to Participants in connection with participation in the Plan?

     Participants will not pay any service charges in connection with the Plan, as the expenses of administering the Plan will be paid by us. As stated above (see Question No. 12), Participants will bear the cost of standard dealer mark-ups, brokerage commissions and other expenses charged in connection with the purchase of shares of Common Stock with reinvested dividends or optional cash investments. Additionally, the Agent charges a $0.06 per share brokerage commission when shares of Common Stock held in a Participant's Plan account are sold, and this charge will be deducted from the gross proceeds of any such sale. The Agent may change this fee at any time in its discretion, and it will notify Participants of any such change.

Reports to Participants

15. How will Participants be advised of the purchase of shares of Common Stock?

     As soon as practicable after each quarterly purchase of shares, each Participant will receive a statement of account. These statements are the Participant's continuing record of the cost of purchases and should be retained for tax purposes. Participants also will receive copies of the same communications sent to all other stockholders, including the quarterly reports, annual report, notice of annual meeting and proxy statement, and income tax information for reporting dividends paid.

Dividends

16. Will Participants be credited with dividends on shares held in their account under the Plan?

     Yes. We pay dividends, as declared, to the record holders of all shares of our Common Stock. As the record holder of shares purchased under the Plan for Participants, the Agent will receive dividends for all Plan shares held on the record date. The Agent will credit such dividends to Participants' accounts in the Plan on the basis of full and fractional shares held in their respective accounts and will reinvest such dividends in additional shares.

Certificates for Shares

17. Will stock certificates be issued for shares of Common Stock purchased?

     Generally, certificates for shares of Common Stock purchased under the Plan will not be issued to Participants. The number of shares credited to an account under the Plan will be shown on the Participant's statement of account. This additional service protects against loss, theft or destruction of stock certificates.

     At the request of a Participant, certificates for any number of shares, up to the total number of full shares credited to an account under the Plan, will be issued to the Participant. Please see Question No. 32 for information on contacting the Agent. Any remaining full shares and all fractional shares will continue to be held in the Participants account.

     Shares held in or credited to the account of a Participant under the Plan may not be pledged unless and until the Participant requests that a certificate for such shares be issued in his or her name.

     Certificates for fractional shares will not be issued.

18. In whose name will accounts be maintained and certificates registered when issued?

     An account will be maintained in each Participant's name as shown on our stockholder records at the time the Participant joins the Plan. When issued, certificates for full shares will be registered in the name of the person or entity who holds the account.

     Upon written request, certificates also can be registered and issued in names other than the account name, subject to compliance with any applicable laws and the payment by the Participant of any applicable taxes, provided that the request bears the signatures of the Participant and the signature is guaranteed by a financial institution, broker or dealer that is a member of the Securities Transfer Agent Medallion Program.

Changing Method of Participation and Withdrawal

19. How does a Participant change his or her method of participation?

     A Participant may change his or her method of participation at any time either by completing a new Authorization Form and mailing it to the Agent, or by requesting the change through Investor ServiceDirect (R) at www.melloninvestor.com (see Question 32 for information on contacting the Agent). The change will apply as of the next dividend payment date after the Agent receives the new Authorization Form or processes the on-line change request, as the case may be.

20. May a Participant withdraw from the Plan?

     Yes. The Plan is entirely voluntary and a Participant may withdraw at any time.

     If the request to withdraw is received by the Agent prior to any dividend payment date, the amount of the dividend, and any optional cash investment that would otherwise have been invested, will be paid as soon as practicable to the withdrawing Participant. Thereafter, all dividends will be paid in cash. A stockholder may re-enroll in the Plan at any time.

21. How does a Participant withdraw from the Plan?

     To withdraw from the Plan, a Participant must notify the Agent that he or she wishes to withdraw. Please see Question No. 32 for information on contacting the Agent. Upon a Participant's withdrawal from the Plan or the termination of the Plan by us, a certificate for full shares credited to the Participant's account under the Plan will be issued and a cash payment will be made for any fractional shares.

22. What happens to fractional shares registered in the Participant's Plan account when he or she withdraws from the Plan?

     When a Participant withdraws from the Plan, a cash adjustment representing any fractional shares will be mailed directly to the Participant. The cash adjustment will be based on the highest bid price of the Common Stock quoted on The Nasdaq Stock Market as of the close of business on the day of transaction for which the withdrawal request is received by the Agent.

Other Information

23. Can Plan shares be sold through the Plan?

     Yes. Participants may sell some or all of the shares of Common Stock credited to their Plan accounts at any time by contacting the Agent and requesting that certain shares be sold (see Question No. 32 for information on contacting the Agent). The Agent will record sales orders on the date of receipt. The Agent will execute a sales order on behalf of the Participant in the open market or in negotiated transactions, or will sell the shares to us, as soon as reasonably practicable after receipt of the Participant's request. The proceeds received by the Participant will be based on the weighted average sales price per share (including trading fees and other applicable taxes) of the aggregate number of shares sold for the Plan. After settlement of the sale, the Agent will mail a check to the Participant for the proceeds of the sale, less a brokerage commission and any applicable transfer taxes (see Question 14 for information on the brokerage commission). Please note that the Agent cannot and does not guarantee the actual sale date or price, nor can it stop or cancel any outstanding sales or issuance requests. All sale requests are final.

     Alternatively, a Participant may sell his or her shares through a broker of the Participant's choice, in which case the Participant must first request a certificate for those shares from the Agent (see Question No. 17 for instructions on how to obtain a certificate).

24. What if a Participant sells or otherwise disposes of all of his or her shares not held in the Plan?

     The disposition by a Participant of all shares of Common Stock registered in his or her name that are not credited to the Participant's account under the Plan will have no effect on the shares credited to the Participant's Plan account, and, unless otherwise instructed by the Participant, the Agent will continue to reinvest the dividends on the shares credited to that account.

25. If additional shares of Common Stock are sold through a rights offering, how will the rights of the Plan be handled?

     In a rights offering, a Participant will receive rights based upon shares held of record in his or her name and upon whole shares credited to his or her account under the Plan. Rights issued in respect of shares credited to an account will be issued to the Participant in his or her name.

26. What happens if a stock dividend is issued or a stock split is declared on shares of Common Stock?

     Any shares issued by us as a stock dividend or in a stock split on shares of Common Stock credited to the account of a Participant under the Plan will be added to the Participant's account. Any shares issued by us as a stock dividend or in a stock split on shares of Common Stock held directly by a Participant will be mailed to the Participant in the same manner as to stockholders who are not participating in the Plan.

27. How will a Participant's shares credited to the Plan be voted at meetings of stockholders?

     Prior to a meeting of stockholders, each Participant will be provided with an instruction form that can be used by the Participant to direct the vote of shares of Common Stock held in the Participant's Plan account. If the form is completed and returned as provided in the form, all shares held in that Participant's Plan account will be voted in accordance with the Participant's instructions. If the Participant desires to vote in person at the meeting, a proxy for shares credited to the Participant's Plan account may be obtained upon written request received by the Agent at least 15 days before the meeting.

     If no instructions are received on a properly executed returned proxy card or returned instruction form with respect to any item thereon, all of a Participant's shares (both those registered in the Participant's name, if any, and those credited to the Participant's Plan account) will be voted (in the same manner as for non-participating stockholders who return proxies and do not provide instructions) in accordance with management's recommendations. If the proxy card or instruction form is not returned, or if it is returned unsigned, none of the Participant's shares will be voted unless the Participant votes in person.

28. What are the federal income tax consequences of participation in the Plan?

     A Participant will be treated for Federal income tax purposes as having received on each dividend payment date the full amount of the cash dividend payable on that date with respect to shares of Common Stock owned by the Participant, including shares registered in the Participant's name and shares held for the Participant's Plan account, even though that amount is not actually received by the Participant in cash but instead is applied to the purchase of new shares for the Participant's account.

     A Participant's cost basis for shares of Common Stock purchased with reinvested dividends or optional cash investments will be the purchase price of the shares. We believe that the prices at which shares are purchased under the Plan and allocated to Participants constitute the fair market value of such shares.

     Additionally, when shares of Common Stock are purchased for a Participant's Plan account in the open market or in privately negotiated transactions with reinvested dividends or optional cash investments, a Participant also must treat as received by him or her that portion of any brokerage commissions or discounts paid by us that is attributable to the purchase of the shares. Therefore, the Participant's cost basis in such shares held for his or her account will be equal to the purchase price of the shares plus a portion of any brokerage commissions and discounts paid by us that is attributable to those shares.

     In the case of foreign stockholders whose dividends are subject to United States income tax withholding, or domestic stockholders whose dividends are subject to United States backup withholding, the Agent will, to the extent permitted by law, invest in shares of Common Stock an amount equal to the dividends less the amount of tax required to be withheld in each case. The regular statements of account confirming purchases made for such Participants will indicate the amount of tax withheld.

THE FOREGOING IS A SUMMARY BASED ON INTERPRETATION OF CURRENT FEDERAL INCOME TAX LAWS. PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES APPLICABLE TO THEM AS WELL AS THE STATE, LOCAL AND FOREIGN TAX CONSEQUENCES APPLICABLE TO THEM.

29. May the Plan be changed or discontinued?

     We reserve the right to make modifications to the Plan and to suspend or terminate the Plan at any time. Any such modification, suspension or termination will be announced to Participants and to nonparticipating stockholders.

30. Who interprets and regulates the Plan?

     We reserve the right to interpret and regulate the Plan as may be necessary or desirable in connection with the operation of the Plan.

31. Can First United Corporation temporarily curtail or suspend purchases or sales of Common Stock under the Plan?

     Yes. We may temporary curtail or suspend purchases or sales of Common Stock at any time if such purchases or sales would in the Agent's judgment contravene, or be restricted by, applicable regulations, interpretations or orders of the Securities and Exchange Commission, any other governmental commission, agency or instrumentality, any court, securities exchange or the National Association of Securities Dealers, Inc. The Agent shall not be accountable, or otherwise liable, for failure to make purchases of sales at such times and under such circumstances.

32. How can I contact the Agent regarding questions and other matters?

     Questions regarding enrollment, purchase or sale of shares of Common Stock, and other transactions or services offered pursuant to the Plan should be directed to the Agent:

-  Through the Internet

     You can enroll in the Plan, obtain information, request that Plan shares be sold, change your dividend options, change your address, request the issuance of stock certificates, download forms and take other actions regarding your account through Investor ServiceDirect (R) at www.melloninvestor.com. To gain access, you will need a password, which you may establish when you visit the Web site. If you forget your password, it can be reset by calling 877-978-7778.

-  By Telephone

     You may direct your questions and sale requests to shareowner customer service at its toll-free number (within the United States and Canada) at 800-953-2593

     If you are calling from outside of the United States or Canada, you may reach shareowner customer service at 201-329-8660

     Customer Service Representatives are available from 9:00 a.m. to 7:00 p.m., Eastern Standard Time, Monday through Friday (except holidays). Additionally, an automated voice response system is available 24 hours a day, 7 days a week.

-  In Writing

     You may also send questions and sale requests to the Agent at the following address:

     Mellon Bank, N.A.
     c/o Mellon Investor Services
     P.O. Box 3338
     South Hackensack, NJ  07606-1938

     Be sure to include your name, address, daytime phone number, social security or taxpayer identification number and a reference to First United Corporation on all correspondence.

                            DESCRIPTION OF SECURITIES

Common Stock

     We are authorized to issue up to 25,000,000 shares of Common Stock, par value $.01 per share, of which 6,080,589 shares were issued and outstanding as of August 1, 2002. The outstanding shares of Common Stock are fully paid and nonassessable. The shares of Common Stock offered in this offering will, upon their purchase, be fully paid and nonassessable. The holders of Common Stock have one vote per share in all proceedings in which action shall be taken by our stockholders.

Preferred Stock

     Our Articles of Incorporation provide that the board of directors may, without the approval of the stockholders, authorize and issue up to 2,000,000 shares of preferred stock, no par value, in one or more classes with such designations, powers, preferences, and relative, participating, optional and other rights, qualifications, limitations, and restrictions as the directors may determine, including the dividend rate, conversion rights, voting rights, redemption price, and liquidation preference. Any class of preferred stock may rank senior to shares of Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any such shares of preferred stock may have class voting rights. As of the date of this Prospectus, there are no outstanding shares of our preferred stock. Issuances of preferred stock, while providing us with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of our Common Stock. For example, the issuance of any preferred stock with voting or conversion rights may adversely affect the voting power of the holders of Common Stock, and, in certain circumstances, such issuances could have the effect of decreasing the market price of our Common Stock. We have no current intention to issue any shares of preferred stock.

First United Capital Trust Preferred Securities

     The Capital Trust issued 2,300,000 shares of trust preferred securities (the "Trust Preferred Securities") in August of 1999. These securities have a liquidation amount of $10.00 per security. The Capital Trust used the proceeds from the sale of these securities, along with the proceeds from the sale to us of all of its common stock, to purchase at par $23.00 million of our 9.375% junior subordinated debentures due on September 30, 2029. Distributions on the Trust Preferred Securities are payable from interest payments received by the Capital Trust from our junior subordinated debentures. These distributions are payable quarterly at a rate of 9.375% of the liquidation amount, subject to our option to defer interest payments for up to 20 quarterly periods under certain conditions. Therefore, payments to be made by the Capital Trust on the Trust Preferred Securities are dependent on payments that we make under our junior subordinated debentures. We have fully, irrevocably and unconditionally guaranteed the Capital Trust's obligations under the Trust Preferred Securities. At any time after September 30, 2004, we may redeem our subordinated debentures at par, and, in that case, the Capital Trust may redeem the Trust Preferred Securities at their liquidation amounts.

Rights to Dividends

     So long as we are not in default and have not deferred our obligation to make payments of interest in connection with the Trust Preferred Securities, and subject to any prior rights of holders of preferred stock then outstanding, the holders of our Common Stock will be entitled to dividends when, as, and if declared by our board of directors out of funds legally available for dividends. Under the Maryland General Corporation Law, dividends may be legally declared or paid only if, after their payment, we can pay our debts as they come due in the usual course of business, and then only if our total assets equal or exceed the sum of our liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of any holders of preferred stock then outstanding whose preferential rights are superior to those receiving the distribution. Additionally, we are subject to the November 14, 1985 policy statement issued by the Board of Governors of the Federal Reserve System, which provides that bank holding companies should pay dividends only out of the past year's net income, and then only if their prospective rate of earnings retention appears consistent with their capital needs, asset quality, and overall financial condition.

Rights Upon Liquidation

     In the event of our voluntary or involuntary liquidation or dissolution, or the winding-up of our affairs, our assets will be applied first to the payment, satisfaction and discharge of our existing debts and obligations, including the necessary expenses of dissolution or liquidation, then to satisfy any senior rights of holders of our preferred securities, if any, and then pro rata to the holders of our Common Stock. We have guaranteed the payment of distributions to holders of the Trust Preferred Securities. Therefore, our debts and obligations to be satisfied upon our liquidation or winding-up will include, to the extent the Capital Trust is unable to do so, any amounts owed to the holders of the Trust Preferred Securities, and we will be required to make these payments out of our assets before we can make any payments to the holders of our Common Stock.

General Voting Requirements

     Except with respect to certain extraordinary transactions, the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote is required to approve any action for which stockholder approval is required. The approval of a sale or transfer of substantially all of our assets, liquidation, merger, consolidation, reorganization, or similar extraordinary corporate transaction requires the affirmative vote of two-thirds of the shares of Common Stock entitled to vote on the matter. See "Anti-Takeover Measures" and "Business Combinations" below for special voting requirements.

Anti-Takeover Measures

     Generally, our Articles of Incorporation and Bylaws contain certain provisions designed to enhance the ability of the board of directors to deal with attempts to acquire control of the Company. These provisions may be deemed to have an anti-takeover effect and may discourage takeover attempts that have not been approved by the board of directors (including takeovers that certain stockholders may deem to be in their best interest). These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even though such transaction may be favorable to the interests of stockholders, and could potentially adversely affect the market price.

     The following discussion briefly summarizes protective provisions contained in the Articles of Incorporation and Bylaws. This summary is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions, and is qualified in its entirety by reference to the Articles of Incorporation and Bylaws.

Staggered Board Terms. Our Articles of Incorporation provide that the board of directors be divided into three classes of directors, with each class serving a staggered three-year term. At each annual meeting of stockholders, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

     The Bylaws provide that any directorships resulting from any vacancies on our board of directors resulting from death, resignation, disqualification, removal or other cause or resulting from any increase in the number of directors may be filled by the board of directors, acting by a majority of the directors then in office, even though less than a quorum. In the case of vacancies, any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualify. In the case of an increase in the number of directors, any director so chosen shall hold office until the next annual meeting of stockholders and thereafter until his or her successor shall be elected and qualify.

Removal of Directors. The Bylaws also provide that a director may be removed only for cause, which means only because of criminal conviction of a felony, unsound mind, adjudication of bankruptcy, or conduct prejudicial to our interests. A removal for cause must be approved by the affirmative vote of a majority of the remainder of the board of directors or by the affirmative vote of a majority of our outstanding capital stock entitled to vote for the election of directors. Any attempt by stockholders to remove a director for cause (including any special meeting called for such purpose) shall be permitted only after notice to the director in question describing the specific charges constituting cause thereunder, and a hearing at which the director shall have a full opportunity to refute the charges.

     These provisions may preclude a third party from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of the board of directors. Accordingly, these provisions may discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of First United Corporation.

Business Combinations

     Unless an exemption is available, the Maryland General Corporation Law prohibits certain "business combinations" (including any merger or similar transaction subject to a statutory stockholder vote and additional transactions involving transfers of assets or securities in specific amounts) between a Maryland corporation and certain "interested stockholders" for a period of five years after the most recent date on which that stockholder became an interested stockholder. For purposes of this prohibition, an "interested stockholder" is:
(i) any person who, after the date on which the corporation has 100 or more beneficial owners of its stock, beneficially owns 10% or more of the voting power of the corporation's shares; and (ii) any affiliate of the corporation who, at any time within the two-year period prior to the date in question and after the date on which the corporation has 100 or more beneficial owners of its stock, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation, or an affiliate thereof. After that five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:
(i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation; and (ii) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the interested stockholder with whom the business combination is to be effected, unless the corporation's stockholders receive a minimum price (as described in the Maryland General Corporation Law) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

     These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the stockholder becomes an interested stockholder, or if our Articles of Incorporation are amended to specifically provide that we are not subject to the foregoing requirements. Under the Maryland General Corporation Law, such an amendment must be approved by an affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and two-thirds of the votes entitled to be cast by holders of outstanding shares of voting stock who are not interested stockholders.

Control Share Acquisitions

     The Maryland General Corporation Law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an "acquiring person statement"), may compel the corporation's board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting.

     Unless the charter or bylaws provide otherwise, if voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement within 10 days following a control share acquisition then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. Moreover, unless the charter or bylaws provides otherwise, if voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority or more of all voting power, other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

                                 USE OF PROCEEDS

     The proceeds from any purchases from us, if any, of shares of Common Stock pursuant to the Plan are expected to be used for general corporate purposes. We have no basis for estimating either the number of shares of Common Stock that will ultimately be sold pursuant to the Plan or the prices at which such shares will be sold.

                                  LEGAL OPINION

     Certain matters with respect to the legality of the issuance of the shares of the Common Stock offered pursuant to the Plan have been passed upon by Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, The Garrett Building, 233 East Redwood Street, Baltimore, Maryland 21202-3332.

                                     EXPERTS

     The consolidated financial statements of First United Corporation appearing in First United Corporation's Annual Report (Form 10-K) for the year ended December 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                 INDEMNIFICATION

     Our Articles of Incorporation provide that each director and officer shall be indemnified by us to the full extent permitted by Maryland law. Our Bylaws provide in general that we shall indemnify any director or officer who is a party to any suit or proceeding, other than an action by or in the right of First United Corporation by reason of his or her having been a director or officer of First United Corporation, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such suit or proceeding if he or she has acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Bylaws also require us to indemnify any such person with respect to actions by or in the right of First United Corporation against expenses incurred in connection with this Prospectus and the related registration statement if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, unless he or she is adjudged liable to us. Such rights of indemnification are not exclusive of any other rights to which directors or officers may otherwise be entitled. The Bylaws further provide that the directors and officers shall be indemnified as permitted by Maryland corporation law and, in the event of any inconsistency between the Bylaw provisions and such law, the provisions of the Maryland corporation law shall govern.

     Section 2-418 of the Maryland General Corporation Law establishes provisions whereby a Maryland corporation may indemnify any director or officer made party to an action or proceeding by reason of service in that capacity, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with such action or proceeding unless it is proved that the director or officer (i) acted in bad faith or with active and deliberate dishonesty, (ii) actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, had reasonable cause to believe that his or her act was unlawful. However, if the proceeding is a derivative suit in favor of First United Corporation, indemnification may not be made if the individual is adjudged to be liable to us. In no case may indemnification be made until a determination has been reached that the director or officer has met the applicable standard of conduct. Indemnification for reasonable expenses is mandatory if the director or officer has been successful on the merits or otherwise in the defense of any action or proceeding covered by the indemnification statute. The statute also provides for indemnification of directors and officers by court order. The indemnification provided or authorized in the indemnification statute does not preclude a corporation from extending other rights (indemnification or otherwise) to directors and officers. We maintain a director and officer liability insurance policy covering our director and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                TABLE OF CONTENTS


Available Information.......................................................  3
Incorporation of Certain Documents by Reference.............................  3
First United Corporation....................................................  4
Description of the Plan.....................................................  4
Description of Securities................................................... 14
Use of Proceeds............................................................. 18
Legal Opinion............................................................... 18
Experts..................................................................... 18
Indemnification............................................................. 18


NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FIRST UNITED CORPORATION SINCE THE DATE HEREOF. NO DEALER, BROKER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING CONTAINED IN THIS PROSPECTUS, AND INFORMATION OR REPRESENTATIONS NOT HEREIN CONTAINED, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FIRST UNITED CORPORATION. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY STATE OR JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE.

PROSPECTUS


[LOGO]  FIRST UNITED
        Corporation



DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

     The following table itemizes the expenses incurred by First United Corporation (the "Company") in connection with the offering of the Shares being registered hereby. All amounts shown are estimates.

         Printing and Mailing Cost..........................    $        9,400
         Legal Fees and Expenses............................             5,000
         Accounting Services................................             2,500
         Miscellaneous Expenses.............................               500

                  Total.....................................    $       17,400

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Maryland General Corporation Law permits a corporation to indemnify its present and former directors, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their services in those capacities, unless it is established that:

     (a) The act or omission of the director was material to the matter giving rise to such proceeding and

          (i)  was committed in bad faith or

          (ii) was the result of active and deliberate dishonesty;

     (b) The director actually received an improper personal benefit in money, property, or services; or

     (c) In the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

Maryland law permits a corporation to indemnify a present or former officer to the same extent as a director.

     In addition to the foregoing, a court of appropriate jurisdiction may under certain circumstances order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, whether or not the director or officer has met the standards of conduct set forth in the preceding paragraph or has been declared liable on the basis that a personal benefit improperly received in a proceeding charging improper personal benefit to the director or the officer. If the proceeding was an action by or in the right of the corporation or involved a determination that the director or officer received an improper personal benefit, however, no indemnification may be made if the individual is adjudged liable to the corporation, except to the extent of expenses approved by a court of appropriate jurisdiction.

     The Maryland General Corporation Law additionally permits a corporation to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a present or former director or officer made a party to the proceeding by reason of his or her service in that capacity, provided that the corporation shall have received:

     (a) A written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

     (b) A written undertaking by or on behalf of the director to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

     The Company has provided for indemnification of its directors, officers, employees, and agents in Article VIII of its Bylaws. This provision reads as follows:

     ARTICLE VIII
     Indemnification

     SECTION 1. As used in this Article VIII, any word or words that are defined in Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland (the "Indemnification Section"), as amended from time to time, shall have the same meaning as provided in the Indemnification Section.

     SECTION 2. Indemnification of Directors and Officers. The Corporation shall indemnify and advance expenses to a director or officer of the Corporation in connection with a proceeding to the fullest extent permitted by and in accordance with the Indemnification Section. Notwithstanding the foregoing, the Corporation shall be required to indemnify a director or officer in connection with a proceeding commenced by such director or officer against the Corporation or its directors or officers only if the proceeding was authorized by the Board of Directors.

     SECTION 3. Indemnification of Other Agents and Employees. With respect to an employee or agent, other than a director or officer of the Corporation, the Corporation may, as determined by and in the discretion of the Board of Directors of the Corporation, indemnify and advance expenses to such employees or agents in connection with a proceeding to the extent permitted by and in accordance with the Indemnification Section.

     The Maryland General Corporation Law authorizes a Maryland corporation to limit by provision in its charter the liability of directors and officers to the corporation or to its stockholders for money damages except to the extent:

     (a) The director or officer actually receives an improper benefit or profit in money, property, or services, for the amount of the benefit or profit actually received, or

     (b) A judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

     The Company has limited the liability of its directors and officers for money damages in Article Ninth of its Articles of Incorporation. This provision reads as follows:

          NINTH: No Director or officer of the Corporation shall be liable to the Corporation or to its stockholders for money damages except (i) to the extent that it is proved that such Director or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) to the extent that a judgment or other final adjudication adverse to such Director or officer is entered in a proceeding based on a finding in the proceeding that such Director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. No amendment of these Articles of Incorporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment.

     As permitted under Section 2-418 (k) of the Maryland General Corporation Law, the Company has purchased and maintains insurance on behalf of its directors and officers against any liability asserted against such directors and officers in their capacities as such, whether or not the Company would have the power to indemnify such persons under the provisions of Maryland law governing indemnification.

     Section 8(k) of the Federal Deposit Insurance Act (the "FDI Act") provides that the Federal Deposit Insurance Corporation (the "FDIC") may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were "institution-affiliated parties," as defined under the FDI Act, in order to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person. The FDIC has adopted regulations prohibiting, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees for any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.

ITEM 16.   EXHIBITS

Exhibit No.   Description
-----------   -----------

4.1 Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1998)

4.2            Amended  and  Restated  By-Laws  (incorporated  by  reference  to
               Exhibit 3(ii) of the Company's Annual Report on Form 10-K for the year ended December 31, 1997)

4.3            Dividend  Reinvestment  and Stock  Purchase Plan (included in the
               Prospectus)

4.4            Authorization Form (filed herewith)

5 Opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC (filed herewith)

23.1           Consent of Ernst & Young LLP (filed herewith)

23.2 Consent of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC (contained in Exhibit 5)

99 Letter to Stockholders relating to the Dividend Reinvestment and Stock Purchase Plan (filed herewith)

Item 17.   Undertakings.

     The undersigned registrant hereby agrees:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

          Provided, however, that (a)(i) and (a)(ii) will not apply if the information required to be included in a post-effective amendment thereby is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering hereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (d) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
          Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
          1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakland, State of Maryland, on August 21, 2002.



                                        By: /s/ William B. Grant
                                            ------------------------------------
                                            William B. Grant, Chairman and CEO



                                        By: /s/ Robert W. Kurtz
                                            ------------------------------------
                                            Robert W. Kurtz, President and CFO

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William B. Grant and Robert W. Kurtz, and each of them (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the
Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

                          PRINCIPAL EXECUTIVE OFFICER:


August 21, 2002                         By: /s/ William B. Grant
                                            ------------------------------------
                                            William B. Grant, Chairman and CEO


                    PRINCIPAL FINANCIAL & ACCOUNTING OFFICER:


August 21, 2002                         By: /s/ Robert W. Kurtz
                                            ------------------------------------
                                            Robert W. Kurtz, President and CFO

                      A MAJORITY OF THE BOARD OF DIRECTORS:


August 21, 2002                         By:  /s/ David J. Beachy
                                             -----------------------------------
                                             David J. Beachy, Director


August 21, 2002                         By:  /s/ Donald M. Browning
                                             -----------------------------------
                                             Donald M. Browning, Director


August 21, 2002                         By:  /s/ Rex W. Burton
                                             -----------------------------------
                                             Rex W. Burton, Director


August 21, 2002                         By:  /s/ Paul Cox, Jr.
                                             -----------------------------------
                                             Paul Cox, Jr., Director


August 21, 2002                         By:  /s/ William B. Grant
                                             -----------------------------------
                                             William B. Grant, Director


August 21, 2002                         By:  /s/ Maynard G. Grossnickle
                                             -----------------------------------
                                             Maynard G. Grossnickle, Director


August 21, 2002                         By:  /s/ Raymond F. Hinkle
                                             -----------------------------------
                                             Raymond F. Hinkle, Director


August 21, 2002                         By:  /s/ Robert W. Kurtz
                                             -----------------------------------
                                             Robert W. Kurtz, Director


August 21, 2002                         By:  /s/ Elaine L. McDonald
                                             -----------------------------------
                                             Elaine L. McDonald, Director


August 21, 2002                         By:
                                             -----------------------------------
                                             Donald E. Moran, Director


August 21, 2002                         By:  /s/ Karen F. Myers
                                             -----------------------------------
                                             Karen F. Myers, Director


August 21, 2002                         By:  /s/ I. Robert Rudy
                                             -----------------------------------
                                             I. Robert Rudy, Director

August 21, 2002                         By:  James F. Scarpelli, Sr.
                                             -----------------------------------
                                             James F. Scarpelli, Sr., Director


August 21, 2002                         By:  /s/ Richard G. Stanton
                                             -----------------------------------
                                             Richard G. Stanton, Director


August 21, 2002                         By:  /s/ Robert G. Stuck
                                             -----------------------------------
                                             Robert G. Stuck, Director


August 21, 2002                         By:  /s/ Frederick A. Thayer, III
                                             -----------------------------------
                                             Frederick A. Thayer, III, Director

                                  EXHIBIT INDEX

Exhibit No.    Description
-----------    -----------

4.1 Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1998)

4.2            Amended  and  Restated  By-Laws  (incorporated  by  reference  to
               Exhibit 3(ii) of the Company's Annual Report on Form 10-K for the year ended December 31, 1997)

4.3            Dividend  Reinvestment  and Stock  Purchase Plan (included in the
               Prospectus)

4.4            Authorization Form (filed herewith)

5 Opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC (filed herewith)

23.1           Consent of Ernst & Young LLP (filed herewith)

23.2 Consent of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC (contained in Exhibit 5)

99 Letter to Stockholders relating to the Dividend Reinvestment and Stock Purchase Plan (filed herewith)